For Immediate Release
ZIFF DAVIS MEDIA TO BEGIN DISCUSSIONS WITH LENDERS FOR FINANCIAL
RESTRUCTURING
Company Elects Not To Make Scheduled Interest Payment
NEW YORK, August 15, 2007 — Ziff Davis Media Inc., an indirect wholly-owned subsidiary of Ziff Davis Holdings Inc., announced today that it currently is exploring various options to restructure its debt. In connection with this announcement, the Company has elected not to make the scheduled interest payment due today on its Senior Subordinated Compounding Notes due 2009.
Jason Young, CEO of Ziff Davis Media, said “We are actively pursuing a considered and reasonable course of action to improve our capital structure as quickly as possible. Amidst a challenging print environment, our digital and event operations are doing well with our interactive segment growing at a faster rate than the industry. We are committed to making improvements in our capital structure, aligning it to the realities of our business operations, and unlocking the growth potential that we believe can be achieved in our remaining businesses.”
The Company expects to conduct business as usual while it explores its restructuring options.
As previously announced, on July 31, 2007, Ziff Davis completed the sale of its Enterprise Group to Insight Venture Partners.
Ziff Davis has retained Alvarez & Marsal and Kirkland & Ellis LLP to provide advisory services in connection with these restructuring efforts.
Separately, the Company today filed a Form 12b-25 delaying its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The Company has delayed filing its Form 10-Q because it will require additional time to analyze and review the accounting related to the sale of its Enterprise Group. The Company expects to file its Form 10-Q for the quarter ended June 30 by August 20, 2007.
About Ziff Davis Holdings Inc.
Ziff Davis Holdings Inc. is the ultimate parent company of Ziff Davis Media Inc. Ziff Davis Media Inc. (www.ziffdavis.com) is a leading integrated media company serving the technology and videogame markets. Ziff Davis currently reaches over 26 million people a month through its portfolio of 15 websites, three award-winning magazines, consumer events and direct marketing services. The company is headquartered in New York and also has offices and labs in San Francisco. Ziff Davis exports its brands internationally in 45 countries and 13 languages.
Forward-Looking Statements
Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties include risks associated with our existing default under our compounding notes due to our failure to make a required interest payment thereunder, a potential deterioration of our business due to our current restructuring efforts, a potential deterioration of the economic climate in general or with respect to the markets in which we operate, risks associated with new business investments, acquisitions, competition and seasonality and the other risks discussed in the Ziff

Davis Holdings Inc. Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available from Ziff Davis or at http://www.sec.gov), which discussions are incorporated in this release by reference. These forward-looking statements speak only as of the date of this release. After the issuance of this release, Ziff Davis might come to believe that certain forward-looking statements contained in this release are no longer accurate. Ziff Davis shall not have any obligation to release publicly any corrections or revisions to any forward-looking statements contained in this release.
Contacts
Jason S. Young
Chief Executive Officer
Ziff Davis Media
212-503-4678